EXHIBIT 99.1

  Homeland Security Capital Corp. Signs Letter of Intent to Acquire SecurityInc

  New Consolidation Deal Expected to Generate More Than $7M in First 12 Months

New York, March 8, 2006 -- Homeland Security Capital Corp. (OTC Bulletin Board:
HMSC), a company focused on acquiring, developing and consolidating homeland security-related businesses, announced today that it has signed a letter of intent to acquire Milwaukee-based SecurityInc, a single-source manufacturer of active radio frequency identification (RFID) enabled security solutions for commercial and government sectors. SecurityInc markets its products through an established network of system integrators.

The acquisition, which is subject to negotiation and execution of binding definitive documents, satisfaction of certain material conditions precedent and other ordinary and customary closing conditions for a transaction of this type, is anticipated to close before the end of Homeland Security Capital Corp.'s second quarter. Terms of the transaction were not disclosed.

C. Thomas McMillen, Homeland Security Capital chairman and CEO, said, "With its experienced management team, SecurityInc is particularly well positioned to capitalize on the fast-growing RFID solutions sector, which is expected to exceed $4.4 billion in sales by 2008. SecurityInc's three component companies generated approximately $3 million in revenues in 2005 serving a variety of industries. With over 1,000 installed systems, SecurityInc has one of the largest installed bases of active RFID product solutions in the U.S. We believe the company and its subsidiaries will be an outstanding platform to build a significant RFID-enabled security company in a highly fragmented industry. We expect this new consolidation deal will generate more than $7 million in the first 12 months."

About SecurityInc

SecurityInc, LLC, which is primarily focused on RFID-enabled security solutions, is a Milwaukee-based company that boasts a management and engineering team with more than combined 100 years of experience in the RFID, security and access control industries. The company offers full solutions for access control, asset protection and asset tracking for commercial, institutional and government clients. Many of the professionals on the SecurityInc team are originators of the security industry's leading systems and products. For more information, visit www.securityinc.com.

About Homeland Security Capital Corporation

Homeland Security Capital is a consolidator in the fragmented homeland security industry. The company is focused on creating long-term value by taking controlling interest and developing its subsidiary companies through superior operations and management. The company is headed by former Congressman C. Thomas McMillen, who served three consecutive terms in the U.S. House of Representatives from the 4th Congressional District of Maryland. Homeland Security Capital intends to operate businesses that provide homeland security products and services solutions, growing organically and by acquisitions. The company is targeting emerging companies that are generating revenues but face challenges in scaling their businesses to capitalize on homeland security opportunities. The company will enhance the operations of these companies by helping them generate new business, grow revenues and improve cash flows.

An investment profile about Homeland Security Capital may be found at www.hawkassociates.com/homelandsecurity/profile.htm.


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For investor relations information regarding Homeland Security Capital, contact
Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 451-1888, e-mail: info@hawkassociates.com. An online investor kit including press releases, current price quotes, stock charts and other valuable information for investors may be found at www.hawkassociates.com and www.americanmicrocaps.com.

Forward-looking statement: This release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts, that address future activities, performance, events or developments, are forward-looking statements. Although Homeland Security Capital Corp. believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance, and actual results or developments may differ materially from those in the forward-looking statements.